COMMON STOCK PUT AGREEMENT

COMMON STOCK PUT AGREEMENT (this “Agreement”), dated as of September 30, 2014, between Twinlab Consolidated Holdings, Inc., a Nevada corporation (“TCH”), and Capstone Financial Group, Inc., a Nevada corporation (“Capstone”).

RECITALS:

WHEREAS, in consideration for the put rights granted herein TCH has issued Capstone a Series A Warrant, dated as of September 30, 2014 (the “Series A Warrant”) and a Series B Warrant, dated as of September 30, 2014 (the “Series B Warrant” and with the Series A Warrant, the “Warrants”), which Warrants provide Capstone the right to purchase shares of TCH’s common stock, par value $0.001 per share (“Common Stock”), at a price $0.76 per share over a period of 36 months in accordance with the terms and conditions of the Warrants;

WHEREAS, in consideration of the issuance of the Series A Warrant and the Series B Warrant Capstone intends by this Agreement to exercise the Series A Warrant at the rate of no less than 1,461,988 shares of Common Stock per month for a period of 36 months; and

WHEREAS, this Agreement is intended to create such rights and to set forth the terms and conditions under which TCH shall cause Capstone to exercise its rights to purchase shares of Common Stock pursuant to the Series A Warrant at the rate of no less than 1,461,988 shares of Common Stock per month.

In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

INTENT TO EXERCISE

Section 1.1 Intent to Exercise.  Capstone intends to exercise the Series A Warrant, in accordance with the terms and conditions of the Series A Warrant, at a rate of no less than 1,461,988 shares of Common Stock (the “Minimum Amount”) per month over the 36 month life of the Series A Warrant (the “Minimum Rate”) until the Series A Warrant has been fully exercised, with the first exercise being no later than November 15, 2014 (the “Initial Exercise Date”) and the remaining exercises on the 15th day of each month thereafter unless the 15th of any given month is not a business day, in which case the particular exercise shall be on the next business day after the 15th of such month (each, a “Periodic Exercise Date”).  The foregoing notwithstanding, nothing contained herein shall prevent Capstone from exercising the Series A Warrant to purchase more than the Minimum Amount in any given month.  To the degree that Capstone exercises the Series A Warrant to purchase more than the Minimum Amount in any given month, all Common Stock so purchased shall be accounted for in calculating whether in subsequent months Capstone has maintained the Minimum Rate.  By way of example, if Capstone exercised the Series A Warrant to acquire 2,923,976 shares of Common Stock (2 times the Minimum Amount) by the Initial Exercise Date, then even if Capstone did not make an additional purchase by the next Periodic Exercise Date (i.e., during Month 2) Capstone would still be deemed to have maintained the Minimum Rate because as of the close of Month 2 it would have acquired Common Stock at a rate equal to the Minimum Amount per month for each of the first 2 months of the life of the Series A Warrant.  Likewise, in the foregoing example, Capstone would be required to exercise the Series A Warrant to purchase no less than the Minimum Amount by the Month 3 Periodic Exercise Date in order to maintain the Minimum Rate as of the Month 3 Periodic Exercise Date.

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PUT RIGHTS

Section 1.2 The Put.  (a) In the event that Capstone does not exercise the Series A Warrant on the Initial Exercise Date or any subsequent Periodic Exercise Date such that as of the applicable Exercise Date, Capstone’s cumulative purchases of Common Stock pursuant to the Series A Warrant shall not have been at a rate that is equal to or in excess of the Minimum Rate, then TCH shall have the right to notify Capstone not earlier than 30 days and not later than 40 days after the applicable Exercise Date of TCH’s exercise of its put rights hereunder (the “Put Notice”).  Upon receipt of the Put Notice, Capstone shall be required to exercise the Series A Warrant to (i) purchase the Minimum Amount by a date identified in the Put Notice that is no earlier than 10 days after and no later than 30 days after the date of the Put Notice (the “Put Date”), or if Capstone has previously exercised the Series A Warrant to purchase shares in excess of the Minimum Rate, then such lesser amount of Common Stock as would, if purchased as of the applicable Exercise Date, have made Capstone’s purchases of Common Stock pursuant to the Series A Warrant as of such Exercise Date equal to the Minimum Rate (the “Initial Mandatory Purchase”), and (ii) purchase by a date that is no later than each subsequent Periodic Exercise Date an amount of Common Stock such that as of each such Periodic Exercise Date, Capstone’s cumulative purchases of Common Stock pursuant to the Series A Warrant through that date shall have been at a rate that is no less than the Minimum Rate (the “Periodic Mandatory Purchases”).

(b) Following delivery of the Put Notice by TCH, Capstone’s failure to make the Initial Mandatory Purchase by the Put Date shall be an “Event of Default” hereunder.

(c) Following the delivery of the Put Notice by TCH, Capstone’s failure to make when due any Periodic Mandatory Purchase in accordance with clause (a) above shall be a breach of this Agreement, and if such breach is not cured by Capstone within 10 days of receipt of written notice by TCH of the breach, then such uncured breach shall be deemed an Event of Default.

(d) Upon the occurrence of an Event of Default pursuant to either clause (b) or (c) above, (i) Capstone’s right to purchase all shares of Common Stock remaining unpurchased under the Series A Warrant shall be converted into an obligation, accelerated and immediately due and (ii) the Series B Warrant shall immediately terminate as to any shares of Common Stock remaining exercisable under the Series B Warrant.

(e) Notwithstanding anything to be contrary contained in the Series A Warrant, in the event TCH has invoked its right pursuant to the Put Notice to require Capstone to exercise the Series A Warrant, the purchase price per share of Common Stock thereunder shall be $0.775 per share (the “Put Price”).

(f) In the event that TCH has so converted and accelerated Capstone’s obligations to purchase the shares of Common Stock remaining unexercised under the Series A Warrant, Capstone shall have the right to surrender issued and outstanding shares of Common Stock to TCH to be credited towards Capstone’s obligations hereunder, which surrendered shares shall be valued at $0.76 per share of Common Stock.

Section 1.3 Effect of Stock Split, etc. If TCH, by stock split, stock dividend, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Common Stock into a different number or class of shares, then: (1) the number and/or class of shares as so changed shall, for the purposes of this Agreement, replace the shares outstanding immediately prior to the change; and (2) the Put Price in effect, and the number of shares purchasable under this Agreement, immediately prior to the date upon which the change becomes effective, shall be proportionately adjusted (the price to the nearest cent).

Section 1.4 Notice of Adjustment. On the happening of an event requiring an adjustment of the Put Price per share, TCH shall forthwith give written notice to Capstone stating the adjusted Put Price per share and the adjusted number and kind of securities or other property purchasable hereunder resulting from the event and setting forth reasonable detail of the method of calculation and the facts upon which the calculation is based. The Board of Directors of TCH, acting in good faith, shall determine the calculation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TCH

TCH represents and warrants to Capstone as follows:

Section 2.1 Corporate Organization. TCH is a corporation duly incorporated, validly existing and subsisting under the laws of Nevada. Each TCH Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation. TCH and each of its Subsidiaries has all requisite power and authority to own, operate and lease its properties and to conduct its business as currently conducted. TCH and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any event, circumstance or development which individually or in the aggregate could have a material adverse effect on the business, properties, operations, condition (financial or otherwise), assets, liabilities, tradability of the Common Stock, earnings or results of operations of TCH and its Subsidiaries taken as a whole or on the transactions contemplated hereby.

Section 2.2 Authorization. TCH has all requisite power and full legal right to execute and deliver this Agreement and the Series A Warrant, the Series B Warrant and the Registration Rights Agreement (collectively, the “Ancillary Agreements”), and to perform all of its obligations hereunder and thereunder in accordance with the respective terms hereof and thereof. This Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite corporate action on the part of TCH, and this Agreement has been duly executed and delivered by TCH and constitutes, and each of the Ancillary Agreements, when executed and delivered by TCH, will constitute, a legal, valid, and binding obligation of TCH, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to the enforcement of creditors’ rights and remedies or by other equitable principles of general application. The execution, delivery, and performance by TCH of this Agreement and the Ancillary Agreements in accordance with their respective terms, and the consummation by TCH of the transactions contemplated hereby or thereby, will not result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any Lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (x) the Certificate of Incorporation or By-laws of TCH and its Subsidiaries, (y) any judgment, decree, order, statute, rule or regulation binding on or applicable to TCH or its Subsidiaries, or (z) any agreement or instrument to which TCH or any of its Subsidiaries is a party or by which it or any of its assets is or are bound.

Section 2.3 No Undisclosed or Contingent Liabilities. Except as set forth in the SEC Reports, neither TCH nor its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) which are not fully reflected or reserved against on the balance sheet as of June 30, 2014 in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof.

Section 2.4 No Violation. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by TCH nor the performance by TCH of its obligations hereunder or thereunder will: (i) conflict with or result in any breach of any provision of its or its Subsidiaries’ respective Certificate of Incorporation or By-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any Lien on TCH’s or its Subsidiaries’ properties or assets or any right of termination, cancellation or acceleration under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which TCH or any of its Subsidiaries is a party or by which it or any of their respective material properties or assets may be bound, or require the consent of any person, (iii) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on TCH, it Subsidiaries or any of their respective properties or assets, or (iv) violate any provision (including those requiring the furnishing of notice prior to the taking of specific actions) of the rules of any marketplace on which the Common Stock of TCH is listed or quoted.

Section 2.5 Compliance with Applicable Law. TCH and each of its Subsidiaries is currently in compliance with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees, writs, requirements and injunctions of all governmental authorities, agencies, courts, and administrative tribunals, except for such noncompliance that, individually and in the aggregate, would not have a Material Adverse Effect.

Section 2.6 Governmental Consents. Except for the filing of any forms required under the federal securities laws and any filings required under state “blue sky” laws, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by TCH in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements by TCH or the performance by TCH of its obligations hereunder and thereunder, or the continued conduct by TCH of its present business after the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CAPSTONE

Section 3.1 Representations and Warranties. Capstone represents that (each of which representations and warranties are true as of the date hereof, as of the Initial Exercise Date and as of each Periodic Exercise Date):

(a) Capstone is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada. Capstone has all requisite power and authority to own, operate and lease its properties and to conduct its business as currently conducted.  Capstone is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification.

(b) It has all requisite power and full legal right to execute and deliver this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements, and the performance by it of its obligations hereunder and thereunder, have been duly approved and authorized by all requisite corporate action on the part of Capstone. This Agreement and each of the Ancillary Agreements has been duly executed and delivered by Capstone and constitute its valid and binding obligations, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to the enforcement of creditors’ rights and remedies or by other equitable principles of general application.  The execution, delivery, and performance by Capstone of this Agreement and the Ancillary Agreements in accordance with their respective terms, and the consummation by Capstone of the transactions contemplated hereby or thereby, will not result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach, or default, or the creation of any Lien, or the termination, acceleration, vesting, or modification of any right or obligation, under or in respect of (x) the Certificate of Incorporation or By-laws of Capstone, (y) any judgment, decree, order, statute, rule or regulation binding on or applicable to Capstone, or (z) any agreement or instrument to which Capstone is a party or by which it or any of its assets is or are bound.

(c) Capstone will purchase any securities in connection herewith pursuant to the Warrants for its own account for investment only and not with a present view to the distribution thereof.

(d) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto.

(e) It has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of securities purchased in connection herewith pursuant to the Warrants, as well as the opportunity to obtain additional information necessary to verify the accuracy of information furnished in connection with such offerings that TCH possesses or can acquire without unreasonable effort or expense.

(f) There are no claims for investment banking fees, brokerage commissions, finder’s fees or similar compensation (other than professional fees to attorneys and accountants) in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Capstone.

It has adequate means of providing for its current financial needs and foreseeable contingencies and has no need for liquidity of the investment in the Warrants for an indefinite period of time.

(g) It is aware that entering into this Agreement and investment in the Common Stock involves a number of very significant risks.

(h) It is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

ARTICLE IV

DEFINITIONS

Section 4.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 5:

“GAAP” means generally accepted accounting principles in the United States that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, (ii) applied on a basis consistent with prior periods, and (iii) such that, insofar as the use of accounting principles is pertinent, a certified public accountant could deliver an unqualified opinion with respect to financial statements in which such principles have been properly applied.

“Person” or “person” (regardless of whether capitalized) means any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture or proprietorship.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” means, with respect to any person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which are at the time owned by such person or by a Subsidiary of such person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

ARTICLE V

MISCELLANEOUS

Waivers and Consents. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between TCH and Capstone and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof or thereof. No provision hereof may be waived except by a written instrument signed by the party so waiving such provision.

Section 5.1 Amendment and Modification. This Agreement shall not be amended or modified, except by an instrument in writing signed by TCH or Capstone.

Section 5.2 Governing Law; Jurisdiction; Venue etc. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. The state and federal courts of the State of New York located in New York shall have exclusive jurisdiction to hear and determine any claims or disputes between Capstone and TCH pertaining directly or indirectly to this Agreement and all documents, instruments and agreements executed pursuant hereto, or to any matter arising therefrom (unless otherwise expressly provided for therein); the exclusive choice of forum set forth in this Section 6.3 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction. All of the parties hereto waive all rights to trial by jury in any action or proceeding instituted by any party against any other party arising out of, on or by reason of this Agreement or the documents and transactions contemplated herein.

Section 5.3 Headings. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction or interpretation of any provision thereof or hereof.

Section 5.4 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

Section 5.5 Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand on a business day, one (1) business day after being sent by nationally recognized overnight courier on any day, or five (5) business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, to the following addresses:

If to TCH:
Twinlab Consolidated Holdings, Inc.
632 Broadway, Suite 201
New York, NY 10012
Attn:           Thomas A. Tolworthy
Twinlab Consolidated Holdings, Inc.
632 Broadway, Suite 201
New York, NY 10012
Attention: General Counsel

with a copy to (which shall not constitute notice to TCH):	Wilk Auslander LLP 1515 Broadway New York, New York 10036 E-mail: jfrank@wilkauslander.com Attention: Joel I. Frank, Esq.
If to Capstone:	Capstone Financial Group, Inc. 2600 Michelson Drive, Suite 700 Irvine, California 92612 Attn: Darin Pastor
With a copy to (which shall not constitute notice to Capstone):	Stoecklein Law Group, LLP 401 West A Street, Suite 1150 San Diego, CA 92101 Attn: Donald J. Stoecklein, Esq.
Section 5.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement, provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

Section 5.7 Integration. This Agreement, including the Ancillary Agreements and instruments referred to herein or therein, constitutes the entire agreement, and supersedes any other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.8 Publicity. TCH and Capstone shall have the right to approve before issuance of any press releases or any other public statements is sought to be made by the other with respect to the transactions contemplated hereby, except for any disclosures required in connection with obtaining any consents to the transactions contemplated by this Agreement. Notwithstanding the foregoing, TCH shall have the right to issue any press release or other public statement in connection with the transaction contemplated hereby, excluding the identity of Capstone, without the prior consent of Capstone, but may disclose the identity of Capstone upon prior written consent of Capstone, which shall not be unreasonably withheld. TCH shall also have the right to file this Agreement and the Ancillary Agreements with the SEC under the Securities Act or the Exchange Act if required by such acts or regulations thereunder.

Section 5.9 Expenses. TCH and Capstone will each bear their own costs and expenses and those of their respective advisors related to the transactions herein contemplated.

Section 5.10 Assignment. Neither TCH nor Capstone may assign this Agreement or its rights and obligations hereunder.

Section 5.11 Equitable Relief. Each of the parties acknowledges that any breach by such party of its obligations under this Agreement would cause substantial and irreparable damage to the other party and that money damages would be an inadequate remedy therefor. Accordingly, each party agrees that the other party will be entitled to an injunction, specific performance and/or other equitable relief to prevent the breach of such obligations.

Section 5.12 Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively.

Section 5.13 Facsimile or Electronic Signatures. A facsimile signature on this Agreement or an original signature delivered by facsimile or an electronic signature or an original signature delivered by electronic transmission in the form of a .pdf, .tif, .jpeg or similar attachment to electronic mail shall be considered the same as an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

TWINLAB CONSOLIDATED HOLDINGS, INC.

By: /S/ Thomas A. Tolworthy
Name: Thomas A. Tolworthy
Title: President and Chief Executive Officer

CAPSTONE FINANCIAL GROUP, INC.

By: /S/ Darin R. Pastor
Name: Darin R. Pastor
Title: Chief Executive Officer